FLORIDA ROCK INDUSTRIES, INC.
         155 East 21st Street, Jacksonville, Florida 32206

                          PROXY STATEMENT
                 ANNUAL MEETING - February 5, 1997


        The attached proxy is solicited by the Board of Directors of Florida Rock Industries, Inc. (the "Company") for use at the annual meeting of the shareholders to be held on Wednesday, February 5, 1997 at 9 o'clock in the morning, local time, and any adjournments thereof, at the principal offices of the Company, 155 East 21st Street, Jacksonville, Florida 32206. The proxy is revocable by written notice to the Secretary of the Company at any time before its exercise. Shares represented by properly executed and returned proxies will be voted at the meeting in accordance with the shareholders' directions or, if no directions are indicated, will be voted in favor of the election of the nominees proposed in this proxy statement and, if any other matters properly come before the meeting, in accordance with the best judgment of the persons designated as proxies. This proxy statement and the accompanying proxy are being distributed to shareholders on or about December 16, 1996.


                         VOTING PROCEDURES

        The holders of record of common stock at the close of business on December 9, 1996, may vote at the meeting. On such date there were outstanding 9,163,876 shares of common stock of the Company. Under the Company's Articles of Incorporation and Bylaws each share of common stock is entitled to one vote. Under the Company's Bylaws, the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum for the transaction of business at the meeting. Under the Florida Business Corporation Act, directors are elected by a plurality of the votes cast and other matters are approved if the affirmative votes cast by the holders of the shares represented at the meeting and entitled to vote on the subject matter exceed the votes opposing the action, unless a greater number of affirmative votes is required by this act or the Company's Articles of Incorporation. Abstentions and broker non-votes will have no effect on the vote for election of directors and most routine matters. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.


   1.   ELECTION OF DIRECTORS

        Under the Company's Articles of Incorporation, the Board of Directors is divided into four classes. One class of directors is elected at each annual meeting of shareholders for a four-year term of office. The two below-named directors are nominated to be re-elected to hold office until the 2001 annual meeting. Robert D. Davis, who served in the same class, has retired as a director and is not standing for re-election. The enclosed proxy will be voted for the election of the persons named as directors of the Company unless otherwise indicated by the shareholders. If any of the nominees named should become unavailable for election for any presently unforeseen reason, the persons named in the proxy shall have the right to vote for a substitute as may be designated by the Board of Directors to replace such nominee, or the Board may reduce the number of directors accordingly.

        The following table sets forth information with respect to each nominee for election as a director and each director whose term of office continues after the 1997 annual meeting. Reference is made to the sections entitled "Common Stock Ownership of Certain Beneficial Owners" and "Common Stock Ownership by Directors and Officers" for information concerning stock ownership of the nominees and directors.


        NAME AND PRINCIPAL            DIRECTOR         OTHER
            OCCUPATION          AGE     SINCE      DIRECTORSHIPS

            Class II - Nominees for Terms Expiring in 2001

    Thompson S. Baker            91     1955     FRP Properties,
     Chairman Emeritus of                         Inc.
     the Company

    Frank M. Hubbard             76     1972
    Chairman of the Board of
     A. Friends' Foundation
     Trust


     Directors Continuing in Office After the 1997 Annual Meeting
                   Class III - Term Expiring in 1998

    Thompson S. Baker II         38     1991     FRP Properties,
     Vice President of the                        Inc.
     Company

    Albert D. Ernest, Jr.        66     1989     FRP Properties,
     President of Albert                          Inc.
     Ernest Enterprises, an                      Regency Realty
     investment and                               Corporation
     consulting firm                             Stein Mart, Inc.
                                                 Wickes Lumber
                                                  Company
                                                 The Emerald Fund

    Luke E. Fichthorn III        55     1972     Bairnco
     Partner in Twain                             Corporation
     Associates (a private                       FRP Properties,
     investment banking firm)                     Inc.
     and Chairman of the
     Board and Chief
     Executive Officer of
     Bairnco Corporation
     (manufacturing)

    C. J. Shepherdson            80     1972
     Vice President of the
     Company

                   Class IV -  Term Expiring in 1999

    A. R. Carpenter              54     1993     Barnett Banks,
     President and Chief                          Inc.
     Executive Officer of CSX                    Barnett Bank of
     Transportation, Inc.                         Jacksonville,
     (railroad industry)                          N.A.
                                                 Regency Realty
                                                  Corporation
                                                 American Heritage
                                                  Life Insurance
                                                  Co.
                                                 Stein Mart, Inc.

    John D. Baker II             48     1979     FRP Properties,
     President and Chief                          Inc.
     Executive Officer                           Hughes Supply,
     of the Company                               Inc.
    Charles H. Denny III         64     1975
     Investments


                    Class I - Term Expiring in 2000

    Edward L. Baker              61     1970     FRP Properties,
     Chairman of the Board                        Inc.
     of the Company                              Regency Realty
                                                  Corporation
                                                 Flowers
                                                  Industries, Inc.
                                                 American Heritage
                                                  Life Insurance
                                                  Company

    Francis X. Knott             51     1988     FRP Properties,
     Chief Executive Officer                      Inc.
     of Partners Management
     Company

    Radford D. Lovett            63     1984     First Union
     Chairman of the Board of                     Corporation
     Commodores Point                            Winn-Dixie Stores,
    Terminal                                      Inc.
     Corp. (marine terminal)                     FRP Properties,
                                                  Inc.
                                                 American Heritage
                                                  Life Investment
                                                  Corporation

    W. Thomas Rice               84     1974
     Chairman Emeritus of
     Seaboard Coast Line
     Industries, Inc.


        All of the nominees and directors have been employed in their respective positions for the past five years, except John D. Baker II. In February, 1996, John D. Baker II was elected to the additional position of Chief Executive Officer of the Company.

        Edward L. Baker and John D. Baker II are brothers and the sons of Thompson S. Baker. Thompson S. Baker II is the son of
   Edward L. Baker.

        See "Compensation Committee Interlocks and Insider
   Partici-pation" and "Certain Relationships and Related
   Transactions" for a discussion of the relationships between the Company and FRP Properties, Inc.


        Other Information About the Board and Its Committees

        Meetings. During the fiscal year ended September 30, 1996 the Company's Board of Directors held five meetings. Directors who are not employees of the Company or its subsidiaries are paid annual fees of $10,000 plus $2,000 for each directors' meeting attended. Members of the Company's Audit and Compensation Committees receive $300 and the Chairman of each committee receives $500 for each committee meeting attended. On December 4, 1996, the Board of Directors adopted the Florida Rock Industries, Inc. 1997 Directors' Stock Purchase Plan, to be effective beginning in 1997. Under this plan, outside directors may allocate part or all of their fees, to be matched 25% by the Company, to the purchase of Company Stock in the open market.

        Executive Committee.  Messrs. Thompson S. Baker, Edward
   L. Baker and John D. Baker II. To the extent permitted by law, the Executive Committee exercises the powers of the Board between meetings of the Board of Directors. During the fiscal year ended September 30, 1996, the Executive Committee held no formal meetings, but acted on various resolutions by unanimous written consents.

        Audit Committee. Messrs. Ernest, Fichthorn, Hubbard, Lovett and Rice. The Audit Committee recommends the appointment of independent accountants to audit the Company's consolidated financial statements and to perform professional services related to the audit, meets with the independent accountants and reviews the scope and results of their audit, and reviews the fees charged by the independent auditors. The Committee also reviews the scope and results of internal audits. During fiscal 1996, the Audit Committee held two meetings.

        Compensation Committee. Messrs. Davis, Ernest, Hubbard, Lovett and Rice. The Committee determines the compensation for the Chief Executive Officer and reviews and approves compensation for other corporate officers and certain other members of management. In addition, the Committee administers the Company's stock option plans, subject to control of the Board of Directors, and the Management Incentive Compensation program. During fiscal 1996, the Compensation Committee held four meetings.

        The full Board of Directors acts as the Nomination
   Committee.

        During the last fiscal year each of the directors attended 75% or more of all meetings of the Board and its Committees on which the director served, except for Robert D.
   Davis who attended 67% of such meetings and Radford D. Lovett who attended 73% of such meetings.


                       Executive Compensation

   Summary Compensation Table

        The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and its other four most highly compensated executive officers who served in such capacities at any time during the fiscal year ended September 30, 1996:


                                                  Long        All
                                                  Term       Other
                                                 Comp-       Comp-
                         Annual Compensation    ensation   ensation

    Name and Principal        Salary    Bonus   Options
         Position       Year  ($) (a)  ($) (a)    (#)       ($) (b)

    John D. Baker, II   1996  281,250   85,500     0        25,556(c)
     President and
                        1995  266,250   81,000   17,500     24,770(c)
     Chief Executive
     Officer
                        1994  252,500   76,500     0        26,251(c)
    Edward L. Baker     1996  390,000  118,500     0        36,005(d)
     Chairman of the
                        1995  368,563  112,500     0        35,391(d)
     Board

                        1994  345,688  104,775     0        36,997(d)
    C. J. Shepherdson   1996  261,250   79,500     0           12,543
     Vice President
                        1995  247,500   75,000     0           11,591


                        1994  237,500   72,000     0           12,777
    H. B. Horner        1996  218,750   64,020     0           12,543
     Executive Vice
                        1995  213,750   64,500     0           11,591
     President

                        1994  208,750   62,370     0           12,928
    Donald L. Bloebaum  1996  190,200   57,480     0           12,670
     Vice President
                        1995  184,563   33,480     0           11,731


                        1994  178,938   54,075     0           12,488

   (a)  Includes amounts deferred under the Company's Profit
        Sharing and Deferred Earnings Plan. Bonuses are accrued in the year earned and paid in the following year.

   (b)  Represents the contribution to the Company's Profit
        Sharing and Deferred Earnings Plan.

   (c)  Includes $13,013 in 1996, $13,179 in 1995 and $13,323 in
        1994, the present value of the benefit of a split-dollar premium paid during the fiscal year.

   (d)  Includes $23,462 in 1996, $23,800 in 1995 and $24,069 in
        1994, the present value of the benefit of a split-dollar premium paid during the fiscal year.


   Option Grants in the Last Fiscal Year

        No stock options were granted to the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 1996.

   Options Exercises and Fiscal Year-end Values

        No stock options were exercised by the named executives during the fiscal year ended September 30, 1996. The following table sets forth the number and value of unexercised options held by such executive officers at fiscal year end.


                                                 Value of
                                                Unexercised
                             Number of         In-the-money
                            Unexercised         Options at
                        Options at Year-end    Year-end (a)

                                               Exer-   Unexer-
                          Exer-     Unexer-   cisable  cisable
           Name          cisable    cisable     ($)      ($)
    John D. Baker II      41,500     18,500    70,781   30,000

    Edward L. Baker       56,000      9,000   135,000   33,750

    C. J. Shepherdson     29,400      3,600    54,000   13,500
    H. B. Horner          10,800      2,700    40,500   10,125

    Donald L. Bloebaum    25,800      2,700    40,500   10,125

   (a) The closing price of the Company's common stock as reported on the American Stock Exchange composite transactions on September 30, 1996 ($28.875) less the exercise price, was used in calculating the value of unexercised options.


   Pension Plan

        The Company has a Management Security Plan (the "MSP Plan") for certain officers, including directors who are officers, and certain key employees. Benefit levels have been established on the basis of base compensation and job responsibility. The MSP Plan provides that in the event a participant dies prior to his retirement his beneficiary will receive twice the amount of such participant's benefit level in monthly payments for a period of 12 months and thereafter the benefit level in monthly payments for the next 168 months or until such time as such participant would have reached age 65, whichever is later. Upon reaching normal retirement age, a participant is entitled to receive twice the amount of his benefit level in equal monthly payments for 12 months and thereafter until his death, the benefit level in monthly payments. If a participant dies after his retirement, his beneficiary, if any, will receive such participant's benefit for a period of 15 years from the date of the participant's retirement or until the death of the beneficiary, whichever occurs first. The annual retirement benefit levels in effect at September 30, 1996 were:

        John D. Baker II         $142,500
        Edward L. Baker          $197,500
        C. J. Shepherdson        $132,500
        H. B. Horner             $110,000
        Donald L. Bloebaum       $ 95,800

   In addition to amounts stated in the above table, the Company has entered into a retirement benefit contract with C. J. Shepherdson which provides for annual retirement benefits of $20,000. The benefits are payable to Mr. Shepherdson or his spouse until the death of the survivor.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and Shareholder Return Performance shall not be incorporated by reference into any such filings.


                   Compensation Committee Report

        The Compensation Committee of the Board of Directors ("Committee") determines the compensation of the Chief Executive Officer and reviews and approves compensation of other officers and members of management reaching a salary level established by the Board. In addition, the Committee administers the Company's stock option plans, subject to control of the Board, and the Management Incentive Compensation ("MIC") program. The full Board ratifies the recommendations of the Committee.

        The Committee's goals are to develop and maintain executive compensation programs that preserve and enhance shareholder value. Under the direction of the Committee, management has developed a compensation structure designed to compensate fairly executives for their performance and contribution to the Company, to attract and retain skilled and experienced personnel, to reward superior performance and to align executive and shareholder long-term interests.

        Base salary levels for executives are established taking into consideration business conditions, the Company's size and performance and peer group and industry compensation levels. The Chief Executive Officer's salary is based on these factors and his performance in leading the Company and its businesses.


        The MIC program provides officers and key employees an opportunity for annual incentive compensation. The program provides an annual cash bonus as a financial incentive to participants who achieve their business unit's and the Company's goals and objectives. Profit levels are set for various segments of the business. Depending on the level of profitability obtained, an individual may become eligible for a bonus equal to a certain percentage of his year end base salary ranging up to a maximum of 30%. However, that bonus may then be adjusted down based on the degree by which the individual accomplishes his individual goals and objectives for the year. The total amount of MIC for the entire Company in any year is limited to 15% of consolidated income before income taxes. At the beginning of each year, after taking into consideration the outlook for the general economy, the construction materials industry, the Company's markets, prior year performance and the budget for the upcoming year the Committee approves target levels of net income as adjusted by certain items as profit levels on which the Chief Executive Officer's MIC is based.

        The Committee believes that long-term compensation in the form of stock options is critical in motivating and rewarding the creation of long-term shareholder value by linking the compensation provided to officers and other key management personnel with gains realized by the shareholders. In addition, the vesting periods associated with stock options encourage this key group to continue in the employ of the Company. All options granted have been granted at an option price equal to the fair market value of the Company's common stock on the date of grant. In subjectively determining the number of options to be granted to an individual, including the Chief Executive Officer, the Committee takes into account the cost to exercise the option and the individual's relative base salary, scope of responsibility, ability to affect profits and value to the Company.

        This report is submitted by the members of the Compensation Committee: W. Thomas Rice, Chairman, Robert D.
   Davis, Albert D. Ernest, Jr., Frank M. Hubbard and Radford D.
   Lovett.


    Compensation Committee Interlocks and Insider Participation

        Two members of the Compensation Committee, Messrs. Lovett and Ernest, are among the eight directors of the Company who are also directors of FRP Properties, Inc. ("FRPP"). The other six directors of both FRPP and the Company who are not members of the Compensation Committee are Thompson S. Baker, Edward L. Baker, John D. Baker II, Thompson S. Baker II, Luke
   E. Fichthorn III and Francis X. Knott. The eight directors own approximately 40% of the stock of FRPP and 31% of the stock of the Company. The Bakers may be considered to be control persons of both the Company and FRPP.

        Messrs. Edward L. Baker, Albert D. Ernest, Jr. and A. R. Carpenter serve as members of the Compensation Committee of the Board of Directors of Regency Realty Corporation. Mr. Martin E. Stein, Jr., who is a director of FRPP, is a director, President and Chief Executive Officer of Regency Realty Corporation.

        There were no other interlocks of executive officers or board members of the Company serving on the compensation or equivalent committee of another entity which has any director or executive officer serving on the Compensation Committee, other committees or Board of Directors of the Company.


                   Shareholder Return Performance

        The following graph compares the performance of the Company's Common Stock to that of the AMEX Market Value Index and a peer group of industry companies for the period commencing September 30, 1991 and ending on September 30, 1996. The graph assumes that $100 was invested on September 30, 1991 in the Company's common stock and in each of the indices and assumes the reinvestment of dividends. The Peer Group consists of the following companies: CalMat Co., Florida Rock Industries, Inc., Lafarge Corporation, Martin Marietta Materials, Inc., Medusa Corporation, Southdown, Inc., Texas Industries, Inc. and Vulcan Materials Company. This group is consistent with the group used in the 1995 Proxy Statement with the exception of the exclusion of Dravo Corporation and the addition of Martin Marietta Materials, Inc. Substantially all of the assets of Dravo Corporation's construction aggregates business were purchased by Martin Marietta Materials, Inc. in 1995.



   Index as of September 30

                   1991  1992   1993  1994   1995  1996
    Florida Rock    100   111    126   126    136   143
    AMEX            100   101    123   122    145   153

    Peer Group      100    99    134   148    151   170



           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Eight of the Company's directors (Thompson S. Baker, Edward L. Baker, John D. Baker II, Thompson S. Baker II, Albert D. Ernest, Jr., Luke E. Fichthorn III, Francis X. Knott and Radford D. Lovett) are directors of FRPP. Such directors own approximately 40% of the stock of FRPP and 31% of the stock of the Company. Accordingly, the Bakers may be considered to be control persons of both the Company and FRPP. See "Compensation Committee Interlocks and Insider Participation" for further information on the relationship between the Company and FRPP.

        The Company and FRPP routinely are engaged in business together through the hauling by FRPP of construction aggregates and other products for the Company and the leasing to the Company of construction aggregates mining and other properties. FRPP has numerous aggregates hauling competitors at all terminal and plant sites and the rates charged are, accordingly, established by competitive conditions. Approximately 10% of FRPP's revenue was attributed to the Company during fiscal year 1996.

        On October 9, 1996, a subsidiary of the Company sold a 134 acre tract of surplus real estate in Edgewood, Maryland, formerly used for mining, to a subsidiary of FRPP for $500,000 and the assumption of certain reclamation costs and benefits relating to the site. An appraisal of the property was obtained and the transaction was approved by the Company's Board of Directors with those directors who are also directors of FRPP abstaining.

        Thompson S. Baker is entitled to receive sand mining royalty payments of $.05 per ton from the Company under lease agreements which terminate in 2002 and 2048 relating to approximately 489 acres. No payments were made to Mr. Baker during fiscal 1996 under these agreements.

        On May 14, 1974, the Company exercised its option to purchase the sand on 71 acres of land in Putnam County, Florida. The land is owned by Thompson S. Baker and certain other interests. The term of the agreement ends on June 30, 2004. The landowners will receive $.08 per ton (subject to escalation provisions) for sand as it is mined with an annual minimum payment of $6,000. The mining agreement may be terminated at any time by the Company.

        Mr. Fichthorn provided the Company with financial consulting and other services during fiscal 1996 for which he received $58,750.

        In the opinion of the Company, the terms, conditions, transactions and payments under the agreements with the persons described above were not less favorable to the Company than those which would have been available from unaffiliated persons.


        COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table and notes set forth the beneficial ownership of common stock of the Company by each person known by the Company to own beneficially more than 5% of the common stock of the Company.

       NAME AND ADDRESS      AMOUNT AND NATURE   PERCENT
      OF BENEFICIAL OWNER        BENEFICIAL     OF CLASS
                                 OWNERSHIP

    Baker Investments, Ltd.      2,061,990 (1)     22.5%
     P.O. Box 4667
     Jacksonville, FL 32201

    Quest Advisory Corp.           888,900 (2)      9.7%
    Quest Management                33,400 (2)       .4%
     Company                       ___________     _____
     1414 Avenue of the
     Americas                      922,300 (2)     10.1%
     New York, NY  10019


   (1) Baker Investments, Ltd. is a limited partnership owned and controlled by the Baker family. Edward L. Baker and John D. Baker II are general partners and as such have shared voting and dispositive power over the shares owned by the partner-ship. Ownership is reported as of October 31, 1996.

   (2) Quest Advisory Corp. ("Quest"), Quest Management Company ("QMC") and Charles M. Royce reported that they are members of a group pursuant to Securities and Exchange Commission Rule 13d-(1)(b)(ii)(H). Mr. Royce may be deemed to be a controlling person of Quest and QMC, and as such may be deemed to own beneficially the shares of common stock of the Company owned beneficially by Quest and QMC. Mr. Royce does not own any shares outside of Quest and QMC, and disclaims beneficial ownership of the shares held by Quest and QMC. Quest and QMC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. Each has sole voting and dispositive power as to the shares shown. Ownership is reported as of February 14, 1996.


          COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

        The following table and notes set forth the beneficial ownership of common stock of the Company by each director and each non-director named in the Summary Compensation Table and by all officers and directors of the Company as a group as of October 31, 1996 and also includes shares held under options as of October 31, 1996 which are exercisable within 60 days of December 16, 1996.



           NAME OF             AMOUNT AND NATURE        PERCENT
      BENEFICIAL OWNER        BENEFICIAL OWNERSHIP        OF
                                                         CLASS
    Thompson S. Baker         54,814 (1)(2)(3)(4)          *

    Edward L. Baker        2,298,381 (1)(3)(4)(5)        24.9%

    John D. Baker II       461,456 (1)(3)(4)(5)(6)(7)     5.0%

    Thompson S. Baker II      27,304 (3)                   *
    Donald L. Bloebaum        32,803                       *

    A. R. Carpenter              100                       *

    Robert D. Davis           40,000 (8)                   *
    Charles H. Denny III     127,544 (9)                  1.4%

    Albert D. Ernest, Jr.      1,100                       *

    Luke E. Fichthorn III     22,102                       *
    H. B. Horner              11,581                       *

    Frank M. Hubbard           2,295                       *

    Francis X. Knott           2,377                       *
    Radford D. Lovett          9,173                       *

    W. Thomas Rice             8,304                       *

    C.J. Shepherdson          60,045                       *
    All Directors and      3,271,805 (10)                34.8
    Officers as a group
    (24 people)


   *Less than 1%

        The preceding table includes the following shares held under the Company's Tax Reduction Act Employee Stock Ownership Plan ("TRAESOP") as of October 31, 1996, as to which the named person has sole voting power, and shares held under options which are exercisable within 60 days of December 16, 1996.



                                 SHARES UNDER        SHARES UNDER
                                    TRAESOP             OPTION

    Thompson S. Baker                    2,322                --
    Edward L. Baker                      5,928            56,000

    John D. Baker II                     3,618            45,000

    Thompson S. Baker II                    28            14,800
    C.J. Shepherdson                     4,895            29,400

    H. B. Horner                            --            10,800

    Donald L. Bloebaum                   3,776            25,800

    All directors and                   33,504           245,200
    officers as a group


   (1) 864 of the shares shown opposite Thompson S. Baker are held in a fiduciary account and beneficially owned by Thompson S. Baker and, under certain circumstances, by members of his family, including his sons, Edward L. Baker and John D. Baker II who are also directors and officers of the Company. Thompson S. Baker, who is co-trustee with SunTrust Bank/North Florida, N.A. and Edward
        L. Baker as to these shares, has shared voting power with the remaining trustees; however, the individual trustees have the power to remove the corporate trustee and appoint a successor corporate trustee and the individual trustees share investment power to the exclusion of the corporate trustee in the event of disagreement. Such shares are excluded from those shown opposite the names of Edward L. Baker and John D. Baker II.

   (2) Includes 49,775 shares owned by Mrs. Thompson S. Baker as to which Thompson S. Baker disclaims any beneficial interest.

   (3)  Thompson S. Baker, Edward L. Baker, John D. Baker II and
        Thompson S. Baker II may be considered to be control persons of the Company.

   (4) Shares shown opposite the name of Edward L. Baker include 2,061,990 shares owned by Baker Investments, Ltd. See note (1) on page 13. Such shares are excluded from those shown opposite the names of Thompson S. Baker and John D. Baker II.

   (5) Includes 2,682 shares owned by Mrs. Edward L. Baker, as to which he disclaims any beneficial interest. Includes 49,836 shares held by Edward L. Baker as trustee for the children of John D. Baker II, as to which Edward L. Baker has sole investing and voting power but disclaims any beneficial interest. Such shares are excluded from those shown opposite the name of John D. Baker II.

   (6) Includes 1,400 shares owned by Mrs. John D. Baker II, as to which John D. Baker II disclaims any beneficial interest.

   (7) Regency Square II, a Florida general partnership, owns 27,000 shares of the Company. Trust B under the will of Martin E. Stein, deceased, as a general partner, holds a 46.2128% interest in the partnership. John D. Baker II is a co-trustee of the trust and as such has a one-third shared voting and dispositive power as to the trust. The partnership's shares in the Company are included in the above table for John D. Baker II, who disclaims any pecuniary or other beneficial interest in such shares.

   (8) Includes 35,000 shares held by Cede & Co. in the name of American Heritage Life Insurance Company, a wholly owned subsidiary of American Heritage Life Investment Corporation. Mr. Davis is a director and shareholder of American Heritage Life Investment Corporation and a director, executive officer and shareholder of D.D.I., Inc. which holds in excess of 10% of the outstanding American Heritage Life Investment Corporation shares. Mr. Davis disclaims beneficial ownership of 32,799 of such shares.

   (9) Includes 2,000 shares owned by Mrs. Charles H. Denny III, as to which Charles H. Denny III disclaims any beneficial interest.

   (10) Includes, in addition to all of the individual holdings for persons named above, 112,426 shares owned by other officers of the Company, of which 100 shares are owned by the wife of one officer and 12,937 shares are held under the Company's Tax Reduction Act Employee Stock Ownership Plan as to which such other officers, respectively, have sole voting power and 63,400 shares held under options which were exercisable within 60 days of December 16, 1996.


                        INDEPENDENT AUDITORS

        The Board of Directors has selected Deloitte & Touche LLP as independent certified public accountants to examine the consoli- dated financial statements of the Company for fiscal 1997. Repre- sentatives of Deloitte & Touche LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                       SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be included in the Company's proxy statement and form of proxy relating to the 1997 Annual Meeting must be delivered in writing to the principal executive offices of the Company no later than August 17, 1997. The inclusion of any proposal will be subject to the applicable rules of the Securities and Exchange Commission.


      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and beneficial owners of 10% or more of the Company's outstanding common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, The American Stock Exchange and the Company.
   Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes all persons subject to these reporting requirements filed the required reports on a timely basis, except for Thompson S. Baker, Baker Investments, Ltd. and Francis X. Knott. Thompson
   S. Baker, a director, filed a Form 5, as he did not timely report the disposition of Company shares attributed to him in connection with a voluntary cash withdrawal from the Company's Profit Sharing and Deferred Earnings Plan. Baker Investments, Ltd., a beneficial owner of 10% or more of the Company's outstanding stock, filed a Form 5 that reported three withdrawals of the Company's shares by a limited partner during the last two fiscal years that were otherwise not timely reported. Francis X. Knott filed an Amended Form 4 for August, 1996, which added purchases for five months under an employee plan previously omitted through oversight from an original Form 4 for August, 1996, that was timely filed.


                        COST OF SOLICITATION

        The cost of solicitation of proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this proxy statement. The Company will reimburse brokers and nominees their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other electronic means by directors, officers and other employees of the Company.



                           OTHER MATTERS

        The Board of Directors does not know of any other matters to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such matters in accordance with their best judgment pursuant to the discretionary authority conferred thereby.


                            BY ORDER OF THE BOARD OF DIRECTORS



   December 16, 1996                  Dennis D. Frick
                                         Secretary



             PLEASE RETURN THE ENCLOSED FORM OF PROXY,
            DATED AND SIGNED, IN THE ENCLOSED ADDRESSED
                ENVELOPE, WHICH REQUIRES NO POSTAGE.

   SHAREHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF FLORIDA ROCK INDUSTRIES, INC.'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES BY WRITING TO THE TREASURER AT POST OFFICE BOX 4667, JACKSONVILLE, FLORIDA 32201.